EXHIBIT 23.1
                           TRIMBLE NAVIGATION LIMITED

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 Nos. 33-37384, 33-39647, 33-45167, 33-45604, 33-46719, 33-50944,
33-57522,  33-62078,  33-78502,   33-84362,  33-91858,   333-04670,   333-28429,
333-53703, 333-84949,  333-38264, 333-65758, 333-65760, 333-97979,  333-118212),
pertaining to the 1983 Stock Option Plan, the Trimble Navigation Savings and Retirement Plan, the 1990 Director Stock Option Plan, the "Position Us for Progress" 1992 Employee Stock Bonus Plan, the 1992 Management Discount Stock Option Plan, the 1993 Stock Option Plan, Trimble Non-statutory Option Plan, the 2002 Stock Option Plan, and the 1988 Employee Stock Purchase Plan, and Forms S-3 Nos. 333-76986, 333-86656, 333-103676, 333-106893, and the related Prospectuses, of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedule of Trimble Navigation Limited, Trimble Navigation Limited management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Trimble Navigation Limited, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

                                                   /s/ Ernst & Young LLP


Palo Alto, California
March 11, 2005